Pursuant to Rule 424(b)(7)
Registration No. 333-222199

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 19, 2018)

2,000,000 Shares

Green Bancorp, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 2,000,000 shares of common stock of Green Bancorp, Inc. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GNBC.” On May 22, 2018, the last reported sale price of our common stock on the Nasdaq Global Select Market was $23.60 per share.

Investing in our common stock involves risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and included in our periodic reports and other information filed with the Securities and Exchange Commission (the “SEC”) before investing in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$22.80	$45,600,000
Underwriting discount(1)	$0.25	$500,000
Proceeds, before expenses, to selling stockholders	$22.55	$45,100,000
(1)	Please see the section entitled “Underwriting” for a complete description of the compensation payable to the underwriter.

The underwriter has the option to purchase up to an additional 300,000 shares of common stock from the selling stockholders at the public offering price less the underwriting discount.

The underwriter expects to deliver the shares of common stock on or about May 29, 2018.

Barclays

The date of this prospectus supplement is May 23, 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

None of us, the selling stockholders or the underwriter has authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you. None of us, the selling stockholders or the underwriter takes any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. The selling stockholders and the underwriter are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales thereof are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in the accompanying prospectus from time to time. In this prospectus supplement, we provide you with specific information about the shares of common stock that the selling stockholders are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the shares of common stock. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Where You Can Find More Information,” before investing in the shares of common stock.

Unless the context otherwise requires, the terms “Company,” “we,” “us,” “our” or similar terms and “Green Bancorp” refer to Green Bancorp, Inc., and our subsidiaries, including our banking subsidiary Green Bank, N.A., a national banking association (“Green Bank”).

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements and financial discussion and analysis contained in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference, that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. You should understand that the following important factors could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements:

•	risks related to the concentration of our business within our geographic areas of operation in Texas, including the continued impact of downturns in the energy sector, as well as risks associated with the technology and real estate sectors within our geographic areas of operation in Texas;
•	risks related to our energy reserve exposure and energy-related service industry exposure of our total funded loans and the decline in oil prices and our ability to successfully execute our strategy to mitigate these risks;
•	our ability to execute on our growth strategy, including through the identification of acquisition candidates that will be accretive to our financial condition, and results of operation;
•	risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;
•	our ability to comply with various governmental and regulatory requirements applicable to financial institutions;
•	our ability to meet the supervisory expectations of our regulators and the impact of any regulatory restrictions or supervisory actions imposed on us, including on our ability to grow, conduct acquisitions or pay dividends;
•	market conditions and economic trends nationally, regionally and in our target markets, particularly in Texas and the geographic areas in which we operate;
•	our ability to attract and retain successful bankers that meet our expectations in terms of customer relationships and profitability;
•	risks related to our strategic focus on lending to small to medium-sized businesses;
•	risks associated with our commercial and industrial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;
•	potential changes in the prices, values and sales volumes of commercial and residential real estate securing our real estate loans;
•	the sufficiency of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;
•	risks related to our concentration of loans to a limited number of borrowers and in a limited geographic area;
•	our ability to maintain adequate liquidity and to raise necessary capital to fund our acquisition strategy, operations or to meet increased minimum regulatory capital levels;
•	changes in market interest rates that affect the pricing of our loans and deposits and our net interest income;

S-iii

•	accounting estimates and risk management processes that rely on analytical and forecasting models;
•	our ability to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting;
•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;
•	potential fluctuations in the market value and liquidity of the securities we hold for sale;
•	loss of our executive officers or other key employees could impair our relationship with our customers and adversely affect our business;
•	potential impairment on the goodwill we may record in connection with business acquisitions;
•	risks associated with system failures or failures to prevent breaches of our network security;
•	a failure in or breach of operational or security systems of the Company’s infrastructure, or those of its third-party vendors and other service providers, including as a result of cyber attacks;
•	our ability to keep pace with technological change or difficulties when implementing new technologies;
•	risks associated with data processing system failures and errors;
•	risks associated with fraudulent and negligent acts by our customers, employees or vendors;
•	the institution and outcome of litigation and other legal proceeding against us or to which we become subject;
•	our new lines of business or new products and services may subject us to additional risks;
•	legal and regulatory proceedings or the results of regulatory examinations could adversely affect our business, financial condition and results of operation;
•	we are subject to claims and litigation pertaining to intellectual property from time to time;
•	we could experience claims and litigation pertaining to fiduciary responsibility;
•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act;
•	governmental monetary and fiscal policies, including the policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”);
•	the failure of the Company’s enterprise risk management framework to identify or address risks adequately;
•	the impact of, and our ability to comply with, formal or informal regulatory actions by federal banking agencies, including any requirements or limitations imposed on us as a result of our confidential supervisory ratings or the results of any regulatory examination;
•	many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth;
•	financial institutions, such as Green Bank, face a risk of noncompliance and enforcement action with the Bank Secrecy Act of 1970 and other anti-money laundering statutes and regulations;
•	substantial regulatory limitations on changes of control of bank holding companies;
•	changes in the scope and cost of Federal Deposit Insurance Corporation (the “FDIC”) insurance and other coverages;
•	systemic risks associated with the soundness of other financial institutions;
•	acts of terrorism, an outbreak of hostilities or other international or domestic calamities, weather or other acts of God and other matters beyond the Company’s control; and

S-iv

•	other risks and uncertainties listed from time to time in the Company’s reports and documents filed with the SEC.

Other factors not identified above, including those described herein and in our 2017 10-K (as defined under “Where You Can Find More Information” below) under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may also cause actual results to differ materially from those expressed in the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control. You should consider these factors in connection with considering any forward-looking statements that may be made by us. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

S-v

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider prior to making a decision to purchase shares of our common stock. You should read the entire prospectus supplement carefully, including the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and our 2017 10-K, as well as the consolidated financial statements and the related notes thereto, which are incorporated by reference herein.

THE COMPANY

We are a Texas focused bank holding company headquartered in Houston, Texas. Our wholly owned subsidiary, Green Bank, a nationally chartered commercial bank, provides commercial and private banking services primarily to Texas based customers through twenty-two full service branches in the Houston and Dallas metropolitan statistical areas (the “MSAs”) and other markets. The Houston and Dallas MSAs are our target markets, and we believe their growing economies and attractive demographics, together with our scalable platform, provide us with opportunities for long term and sustainable growth. Our emphasis is on continuing to expand our existing business by executing on our proven business model as well as pursuing select strategic acquisitions and attracting additional talented bankers.

We are a Texas corporation that was incorporated on October 20, 2004. We began operations as a bank holding company on December 31, 2006 when we acquired Redstone Bank, a Houston community bank with two branches and $219.3 million in total assets. We were formed by our Chairman and Chief Executive Officer, Manny Mehos, who previously founded, led and sold Coastal Bancorp, Inc. after overseeing its growth from one branch and less than $11 million in assets in 1986 to 43 branches and $2.7 billion in assets in 2004, with the objective of building a commercially focused bank in attractive Texas metropolitan markets.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GNBC.”

Our principal executive offices are located at 4000 Greenbriar, Houston, Texas 77098, and our telephone number is (713) 275-8220. Our website is www.greenbank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

Recent Developments

We held our annual meeting of shareholders on May 23, 2018, at which our shareholders, among other matters and in accordance with the recommendations of the Company’s Board of Directors, elected three directors of Class I to serve on the Company’s Board of Directors, ratified the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018 and approved an amendment to the Company’s 2014 Omnibus Equity Incentive Plan to increase the number of shares available thereunder.

THE OFFERING

Shares of common stock offered by the selling stockholders
2,000,000 shares of common stock (or 2,300,000 shares of common stock if the underwriter exercises in full its option to purchase additional shares of common stock).
Shares of common stock outstanding after this offering
37,273,584 shares of common stock.
Underwriter’s option to purchase additional shares
The selling stockholders have granted the underwriter a 30-day option to purchase up to 300,000 additional shares of common stock at the public offering price, less the underwriting discount.
Use of proceeds
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
Dividend policy
On April 25, 2018, the Company’s Board of Directors declared the initiation of a regular quarterly cash dividend of $0.10 per share on its outstanding common stock. The initial dividend will be paid on or after May 24, 2018 to shareholders of record as of May 10, 2018. See “Dividend Policy.”
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “GNBC.”
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before investing in our common stock.

Except as otherwise indicated, all of the information in this prospectus supplement:

•	assumes no exercise of the underwriter’s option to purchase up to 300,000 additional shares of common stock from the selling stockholders;
•	excludes 588,193 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $8.87 per share as of May 22, 2018; and
•	excludes 3,393 shares of our common stock issuable under our stock option plans as of May 22, 2018.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data as of March 31, 2018, and for the three months ended March 31, 2018 and 2017 presented below have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data set forth below as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should read the following summary consolidated financial data in conjunction with our consolidated historical financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and our 2017 10-K, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year or any future reporting period.

	As of March 31,	As of December 31,
	2018	2017	2016	2015(1)
	(Dollars in thousands)
Summary Period End Balance Sheet Data
Cash and cash equivalents	$142,144	$140,681	$389,007	$124,906
Investment securities	729,146	718,814	310,124	318,151
Goodwill	85,291	85,291	85,291	85,291
Core deposit intangibles, net of accumulated amortization	8,187	8,503	9,975	11,562
Loans held for investment	3,136,336	3,190,485	3,098,220	3,130,669
Allowance for loan losses	(38,233)	(31,220)	(26,364)	(32,947)
Total assets	4,225,247	4,261,916	4,024,822	3,786,157
Deposits	3,453,727	3,397,143	3,374,700	3,100,748
Other borrowed funds	230,000	325,000	150,000	223,265
Total shareholders’ equity	468,878	463,795	430,482	429,402
	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2018	2017	2017	2016	2015(1)
	(Dollars in thousands, except per share amounts)
Summary Income Statement Data
Net interest income	$38,242	$32,643	$141,047	$133,628	$97,608
Provision for loan losses	9,663	6,145	14,360	64,700	17,864
Net interest income after provision for loan losses	28,579	26,498	126,687	68,928	79,744
Noninterest income	5,158	5,495	18,512	14,196	12,187
Noninterest expense	22,053	20,839	84,099	84,498	66,178
Net income (loss)	9,362	7,212	34,136	(972)	15,439
Per Share Data (Common Stock)
Earnings (loss) per common share, basic	$0.25	$0.19	$0.92	$(0.03)	$0.54
Earnings (loss) per common share, diluted	0.25	0.19	0.92	(0.03)	0.53
Book value per common share	12.62	11.81	12.50	11.64	11.67
Tangible book value per common share(2)	10.10	9.25	9.97	9.06	9.04
Weighted average common shares outstanding, basic	37,341	36,990	37,043	36,677	28,839
Weighted average common shares outstanding, diluted	37,586	37,238	37,297	36,677	29,096

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2018	2017	2017	2016	2015(1)
	(Dollars in thousands, except per share amounts)
Summary Performance Metrics
Return on average assets(3)	0.90%	0.73%	0.83%	(0.03)%	0.58%
Return on average equity(3)	8.15	6.71	7.57	(0.22)	4.68
Net interest margin(4)	3.87	3.47	3.60	3.65	3.84
Efficiency ratio(5)	50.81	54.64	52.71	57.16	60.27
Loans to deposits ratio	90.81	88.18	93.92	91.81	100.96
Non-interest expense to average assets(3)	2.13	2.10	2.04	2.19	2.49
Summary Credit Quality Ratios
Nonperforming assets to total assets	2.00%	2.15%	1.68%	2.64%	1.51%
Nonperforming loans to total loans	2.68	2.86	2.22	3.05	1.44
Total classified assets to total capital	27.99	38.00	28.61	39.09	37.59
Allowance for loan losses to total loans	1.22	1.06	0.98	0.85	1.05
Net charge-offs to average loans outstanding	0.08	0.02	0.31	2.28	0.02
Capital Ratios
Average shareholders’ equity to average total assets	11.1%	10.8%	11.0%	11.2%	12.4%
Tier 1 capital to average assets(3)	9.8	9.1	9.5	9.1	9.6
Common equity tier 1 capital(7)	10.9	10.0	10.5	9.7	9.6
Tier 1 capital to risk-weighted assets	11.2	10.4	10.9	10.1	10.0
Total capital to risk-weighted assets	13.3	12.3	12.7	11.8	10.9
Tangible common equity to tangible assets(6)	9.1	8.6	8.9	8.5	9.0
(1)	During 2015 we completed one acquisition. This acquisition increased total assets, gross loans and deposits on their respective acquisition date as detailed below.
(dollars in millions)	Acquisition Date	Total Assets	Total Loans	Deposits
Patriot	October 1, 2015	$1,365.9	$1,081.1	$1,086.5
(2)	We calculate tangible book value per common share as total shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a financial measure not reported in accordance with the accounting principles generally accepted in the United States (“GAAP”) (a “non-GAAP financial measure”), and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures below.
(3)	We calculate our average assets and average equity for a period by dividing the sum of our total assets or total shareholders’ equity, as the case may be, as of the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period (annualized) by our average assets and average equity, as the case may be, for that period.
(4)	Net interest margin represents net interest income divided by average interest earning assets.
(5)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding bargain purchase gain from acquisitions. Efficiency ratio, as we calculate it, is a non-GAAP financial measure. The GAAP based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures below.
(6)	We calculate tangible common equity as total shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total shareholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures below.
(7)	Common equity tier 1 capital ratio was a new ratio required under the Basel III Capital Rules effective January 1, 2015.

Non-GAAP Financial Measures

We identify certain financial measures discussed in this prospectus supplement as being “non-GAAP financial measures.” In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States in our statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this prospectus supplement should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this prospectus supplement may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this prospectus when comparing such non-GAAP financial measures.

Tangible Book Value Per Common Share. Tangible book value is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is our book value.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	March 31,		December 31,
	2018	2017	2017	2016	2015
	(In thousands, except per share data)
Tangible Common Equity
Total shareholders’ equity	$468,878	$437,288	$463,795	$430,482	$429,402
Adjustments:
Goodwill	85,291	85,291	85,291	85,291	85,291
Core deposit intangibles	8,187	9,595	8,503	9,975	11,562
Tangible common equity	$375,400	$342,402	$370,001	$335,216	$332,549
Common shares outstanding(1)	37,235	37,015	37,103	36,988	36,788
Book value per common share(1)	$12.62	$11.81	$12.50	$11.64	$11.67
Tangible book value per common share(1)	$10.10	$9.25	$9.97	$9.06	$9.04
(1)	Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options. The number of exercisable options was 627,059 as of March 31, 2018, 472,653 as of March 31, 2017, 754,110 as of December 31, 2017, 493,241 as of December 31, 2016 and 875,007 as of December 31, 2015.

Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total shareholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and total assets to tangible assets:

	March 31,		December 31,
	2018	2017	2017	2016	2015
	(In thousands)
Tangible Common Equity
Total shareholders’ equity	$468,878	$437,288	$463,795	$430,482	$429,402
Adjustments:
Goodwill	85,291	85,291	85,291	85,291	85,291
Core deposit intangibles	8,187	9,595	8,503	9,975	11,562
Tangible common equity	$375,400	$342,402	$370,001	$335,216	$332,549
Tangible Assets
Total assets	$4,225,247	$4,072,000	$4,261,916	$4,024,822	$3,786,157
Adjustments:
Goodwill	85,291	85,291	85,291	85,291	85,291
Core deposit intangibles	8,187	9,595	8,503	9,975	11,562
Tangible assets	$4,131,769	$3,977,114	$4,168,122	$3,929,556	$3,689,304
Tangible Common Equity to Tangible Assets	9.1%	8.6%	8.9%	8.5%	9.0%

Efficiency Ratio. The efficiency ratio is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate the efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income, excluding bargain purchase gain from acquisitions. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income.

In our judgment, the adjustment made to noninterest income allows investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing one-time bargain purchase gains associated with acquisitions.

The following table reconciles, as of the dates set forth below, our efficiency ratio to the GAAP-based efficiency ratio:

	March 31,		December 31,
	2018	2017	2017	2016	2015
	(In thousands)
Efficiency Ratio
Noninterest expense	$22,053	$20,839	$84,099	$84,498	$66,178
Net interest income	38,242	32,643	141,047	133,628	97,608
Noninterest income	5,158	5,495	18,512	14,196	12,187
Adjustments:
Noninterest income, excluding bargain purchase gains from acquisitions	$5,158	$5,495	$18,512	$14,196	$12,187
Efficiency Ratio	50.81%	54.64%	52.71%	57.2%	60.3%

RISK FACTORS

An investment in our common stock involves a number of risks. You should consider the specific risks described below and in our 2017 10-K, as well as the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making an investment decision. See “Where You Can Find More Information.” Based on the information currently known to us, we believe that the information incorporated by reference in this prospectus supplement and the accompanying prospectus identifies the most significant risk factors affecting us. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to this Offering and our Common Stock

The market price of our common stock may fluctuate significantly.

The market price of our common stock could fluctuate significantly due to a number of factors, including, but not limited to:

•	our quarterly or annual earnings, or those of other companies in our industry;
•	actual or anticipated fluctuations in our operating results;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	the public reaction to our press releases, our other public announcements and our filings with the SEC;
•	announcements by us or our competitors of significant acquisitions, dispositions, innovations or new programs and services;
•	changes in financial estimates and recommendations by securities analysts following our stock;
•	changes in earnings estimates by securities analysts or our ability to meet those estimates;
•	the operating and stock price performance of other comparable companies;
•	general economic conditions and overall market fluctuations;
•	the trading volume of our common stock;
•	changes in business, legal or regulatory conditions, or other developments affecting participants in our industry, and publicity regarding our business or any of our significant customers or competitors;
•	changes in governmental monetary policies, including the policies of the Federal Reserve;
•	future sales of our common stock by us, directors, executives and significant shareholders; and
•	changes in economic conditions in and political conditions affecting our target markets, including fluctuations in the price of crude oil and natural gas.

In particular, the realization of any of the risks described in this “Risk Factors” section could have a material adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance. If the market price of our common stock reaches an elevated level, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation. If we were to be involved in a class action lawsuit, it could divert the attention of senior management and have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon Green Bank for cash flow, and Green Bank’s ability to make cash distributions is restricted.

Our primary tangible asset is Green Bank. As such, we depend upon Green Bank for cash distributions (through dividends on Green Bank’s stock) that we use to pay our operating expenses and satisfy our obligations (including our senior indebtedness, subordinated debentures issued in connection with trust preferred securities and subordinated notes). There are numerous laws and banking regulations that limit Green Bank’s ability to pay dividends to us. If Green Bank is unable to pay dividends to us, we will not be able to satisfy our obligations. Federal and state statutes and regulations restrict Green Bank’s ability to make cash distributions to us. These statutes and regulations require, among other things, that Green Bank maintain certain levels of capital in order to pay a dividend. Further, state and federal banking authorities have the ability to restrict the payment of dividends by supervisory action.

If securities or industry analysts change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock could be influenced by the research and reports that industry or securities analysts may publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, either absolutely or relative to our competitors, our stock price could decline significantly.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales, including this offering, or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities. Our Restated Certificate of Formation (with Amendments) (“certificate of formation”) authorizes us to issue 90,000,000 shares of common stock, 37,273,584 of which was outstanding as of May 22, 2018.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of our securities.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our certificate of formation authorizes us to issue up to 10,000,000 shares of one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

We have adopted a Stock Repurchase Program which could have an impact upon our capital adequacy and tangible book value.

On April 30, 2015, the Company announced a stock repurchase program under which it authorized the Company to repurchase, in the aggregate, up to $15.0 million of the Company’s outstanding common stock. The amount and timing of any share repurchases will depend upon a variety of factors, including the trading price of our common stock, liquidity, securities laws restrictions, other regulatory restrictions, potential alternative uses of capital, and market and economic conditions. From February 2, 2016 through February 29, 2016, we made several repurchases under the program. The repurchased shares reduced our stockholder’s equity and, depending upon the circumstances, could have a negative effect upon our overall capital adequacy. Further, such repurchases could result in a reduction in the tangible book value per share of our common stock depending upon the price paid for the repurchased shares.

We are an emerging growth company, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we have taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These exemptions allow us to, among other things; to not provide an auditor attestation of our internal control over financial reporting; to choose not to comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our audited financial statements; to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation; and to not seek a non-binding advisory vote on executive compensation or golden parachute arrangements. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies, we may avail ourselves of these reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company. We will remain an emerging growth company for up to five fiscal years after the completion of our initial public offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million). Investors and securities analysts may find it more difficult to evaluate our common stock because we may rely on one or more of these exemptions, and, as a result, investor confidence and the market price of our common stock may be materially and adversely affected.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

We may not pay dividends on our common stock in the future, so you may not receive funds without selling your common stock.

Our shareholders may receive dividends out of legally available funds if, and when, they are declared by our Board of Directors. On April 25, 2018, the Company’s Board of Directors declared the initiation of a regular quarterly cash dividend of $0.10 per share on its outstanding common stock. The initial dividend will be paid on or after May 24, 2018 to shareholders of record as of May 10, 2018. There can be no assurances that we will continue to declare or pay dividends in the future, and we may cease to do so at any time. Our ability to pay dividends on our common stock is dependent on Green Bank’s ability to pay dividends to the Company, which is limited by applicable laws and banking regulations, and may in the future be restricted by the terms of any debt or preferred securities we may incur or issue. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. See “Dividend Policy.”

Our corporate organizational documents and the provisions of Texas law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition of the Company that you may favor.

Certain provisions of our certificate of formation and bylaws have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions include:

•	staggered terms for directors;
•	a provision that directors cannot be removed except for cause;
•	a provision that any special meeting of our shareholders may be called only by a majority of the board of directors, the Chairman or a holder or group of holders of at least a majority of our shares entitled to vote at the meeting;
•	a provision that requires the vote of two-thirds of the shares outstanding for major corporate actions, such as an amendment to the Company’s certificate of formation or bylaws or the approval of a merger; and
•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered only at an annual or special meeting of shareholders.

Our certificate of formation provides for non-cumulative voting for directors and authorizes the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, a controlling interest in us. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of the Company. Our certificate of formation prohibits shareholder action by less than unanimous written consent. See “Description of Capital Stock” in the accompanying prospectus for further information.

Furthermore, banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 (the “BHC Act”), the Change in Bank Control Act and the Savings and Loan Holding Company Act. These laws could delay or prevent an acquisition. See “Regulation and Supervision—Notice and Approval Requirements Related to Control” in the 2017 10-K for further information.

Shareholders may be deemed to be acting in concert or otherwise in control of us, which could impose notice, approval and ongoing regulatory requirements and result in adverse regulatory consequences for such holders.

We are a bank holding company regulated by the Federal Reserve. Banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or a company that controls an FDIC-insured depository institution, such as a bank holding company. These laws include the BHC Act, the Change in Bank Control Act and the Savings and Loan Holding Company Act. The determination whether an investor “controls” a depository institution or holding company is based on all of the facts and circumstances surrounding the investment.

As a general matter, a party is deemed to control a depository institution or other company if the party (i) owns or controls 25% or more of any class of voting stock of the bank or other company, (ii) controls the election of a majority of the directors of the bank or other company or (iii) has the power to exercise a controlling influence over the management or policies of the bank or other company. In addition, subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. The manner in which this definition is applied in individual circumstances can vary and cannot always be predicted with certainty.

Any shareholder that is deemed to “control” us for regulatory purposes would become subject to notice, approval and ongoing regulatory requirements and may be subject to adverse regulatory consequences. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

We have several large non-controlling shareholders, and such shareholders may independently vote their shares in a manner that you may not consider to be consistent with your best interest or the best interest of our shareholders as a whole.

Investment funds affiliated with FFL Partners, LLC and Harvest Partners, LP each will beneficially own approximately 8.06% of our outstanding common stock after this offering and Pine Brook Road Partners, LLC will continue to own approximately 10.75% of our outstanding common stock after this offering. Each of these shareholders is currently subject to passivity commitments made to the Federal Reserve in connection with their investment in us in which they agreed not to, without the prior approval of the Federal Reserve, among other things, exercise or attempt to exercise a controlling influence over our management or policies, have or seek to have more than one representative serve on our board of directors or permit any representative to serve as the chairman of our board of directors or any committee thereof. However, after this offering, subject to those commitments, each of these shareholders will continue to have the ability to independently vote a meaningful percentage of our outstanding common stock on all matters put to a vote of our shareholders, including the election of our board of directors and certain other significant corporate transactions, such as a merger or acquisition transaction. On any such matter, the interests of any one of these shareholders may not coincide with the interests of the other holders of our common stock and any such difference in interests may result in that shareholder voting its shares in a manner inconsistent with the interest of other shareholders.

In addition, we have entered into a director nomination agreement with each of these shareholders that provides for the rights of such shareholders to nominate individuals for election to our board of directors. Furthermore, it is possible that one or more of these shareholders may choose to sell or otherwise dispose of all or a significant portion of the remaining shares they hold, which could adversely affect the market price of our common stock and the value of your investment in us may decrease.

The holders of our subordinated debentures and subordinated notes have rights that are senior to those of our shareholders.

As of March 31, 2018, we had subordinated debentures with outstanding principal of $22.2 million and fair value of $14.2 million that were assumed by us in connection with an acquisition. The subsidiary trusts purchased the subordinated debentures using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

During the fourth quarter 2016, we issued $35.0 million of 8.50% Fixed-to-Floating Rate Subordinated Notes that mature on December 15, 2026 through a private placement to certain institutional accredited investors. The notes, which qualify as Tier 2 capital under the Federal Reserve’s capital guidelines in effect at March 31, 2018, had a book value of $33.7 million, net of issuance costs.

The subordinated debentures and subordinated notes are senior to our shares of common stock. As a result, we must make interest payments on the subordinated debentures (and the related trust preferred securities) and subordinated notes before any dividends can be paid on our common stock; and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures and notes must be satisfied before any distributions can be made to the holders of the common stock. Additionally, we have the right to defer periodic distributions on the subordinated debentures (and the related trust preferred securities) for up to five years, during which time we would be prohibited from paying dividends on our common stock. Our ability to pay the future distributions depends upon the earnings of Green Bank and dividends from Green Bank to us, which may be inadequate to service the obligations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “GNBC.” The following table sets forth, for the quarters shown, the high and low intraday sales prices per share of our common stock on the Nasdaq Global Select Market. The last reported sales price of our common stock on the Nasdaq Global Select Market on May 22, 2018, was $23.60 per share.

	High	Low
Year Ended December 31, 2018
First Quarter	$24.25	$20.20
Second Quarter (through May 22, 2018)	$24.20	$21.60
Year Ended December 31, 2017
First Quarter	$18.27	$13.15
Second Quarter	$20.10	$15.90
Third Quarter	$24.10	$19.10
Fourth Quarter	$24.40	$20.08
Year Ended December 31, 2016
First Quarter	$10.72	$6.61
Second Quarter	$9.43	$6.79
Third Quarter	$11.00	$8.06
Fourth Quarter	$15.55	$9.30

DIVIDEND POLICY

On April 25, 2018, the Company’s Board of Directors declared the initiation of a regular quarterly cash dividend of $0.10 per share on its outstanding common stock. The initial dividend will be paid on or after May 24, 2018 to shareholders of record as of May 10, 2018. There can be no assurances that we will continue to declare or pay dividends in the future, and we may cease to do so at any time. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

As a bank holding company, our ability to pay dividends is affected by the policies and enforcement powers of the Federal Reserve. In addition, because we are a holding company, we are dependent upon the payment of dividends by Green Bank to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. Green Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. See “Regulation and Supervision—Regulatory Limits on Dividends and Distributions” in our 2017 10-K for further information. In addition, in the future we may enter into borrowing or other contractual arrangements that restrict our ability to pay dividends.

In addition, the Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that we inform and consult with the Federal Reserve Board prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to our capital structure, including interest on the subordinated debentures and subordinated notes underlying our trust preferred securities. If required payments on our outstanding subordinated debentures held by our unconsolidated subsidiary trusts or subordinated notes are not made or suspended, we will be prohibited from paying dividends on our common stock.

SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the selling stockholders of our shares as of May 22, 2018, before and after giving effect to this offering by the selling stockholders.

As of May 22, 2018, there were 37,273,584 shares of our common stock, par value $0.01 per share, outstanding.

The selling stockholders named below are offering to sell an aggregate of 2,000,000 shares of our common stock. The table below, including the footnotes, lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders based in part on information provided to the Company by the selling stockholders. The shares owned by the selling stockholders set forth in the table below were acquired by the selling stockholders in connection with the Investment Agreements, dated as of April 9, 2010 and June 26, 2012, by and among the Company and each selling stockholder. Each of the selling stockholders has demand and piggyback registration rights with respect to the registerable securities owned by them, and the right to nominate individuals for election to our board of directors.

We will not receive and proceeds from the sale of common stock in this offering. We will bear the costs associated with the sale of shares of common stock by the selling stockholders. See “Underwriting.”

	Shares Beneficially Owned Prior to this Offering(1)				Shares Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Shares		Percentage	Number of Shares Offered	Shares	Percentage
Investment funds affiliated with FFL Partners, LLC	4,005,898	(2)	10.75%	1,000,000	3,005,898	8.06%
Investment funds affiliated with Harvest Partners, LP	4,005,895	(3)	10.75%	1,000,000	3,005,895	8.06%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days or subject to restricted stock units that will settle within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed above, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.
(2)	Consists of 2,351,751 shares of common stock held by Friedman Fleischer & Lowe Capital Partners III, L.P., 1,558,468 shares of common stock held by Friedman Fleischer & Lowe Parallel Fund III, L.P., 49,819 shares of common stock held by FFL Individual Partners III, L.P. and 45,860 shares of common stock held by FFL Executive Partners III, L.P. (collectively, the “FFL Funds”). The FFL Funds are controlled by Friedman Fleischer & Lowe GP III, L.P., their general partner, which is controlled by Friedman Fleischer & Lowe GP III, LLC, its general partner. Friedman Fleischer & Lowe GP III, LLC is controlled by Tully M. Friedman and Spencer C. Fleischer, its two managing members. Accordingly, Friedman Fleischer & Lowe GP III, L.P., Friedman Fleischer & Lowe GP III, LLC and Messrs. Friedman and Fleischer (each a “FFL Related Party”) may be deemed to beneficially own the shares owned by the FFL Funds. Each FFL Related Party expressly disclaims beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such FFL Related Party does not have a pecuniary interest. Investment, disposition and voting decisions with respect to shares held by each of the FFL Funds are made by an investment committee of certain limited partners of Friedman Fleischer & Lowe GP III, L.P., currently consisting of seven individuals (the “Investment Committee”), including Tully Friedman, Spencer Fleischer, Chris Harris, Greg Long, Rajat Duggal, Aaron Money, and Cas Schneller. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such members do not have a pecuniary interest. The address of each of the entities and persons identified in this note is c/o FFL Partners, LLC, One Maritime Plaza, Ste. 2200, San Francisco, CA 94111. The selling stockholder has represented to us that it is not a broker-dealer or an affiliate of a broker-dealer.
(3)	Consists of 3,968,984 shares of common stock held by Harvest Partners V, L.P. (“HP V”) and 36,911 shares of common stock held by Harvest Strategic Associates V, L.P. (“HSA V”). Harvest Associates V, L.P. is the general partner of HP V. Harvest Associates V, L.L.C. is the general partner of Harvest Associates V, L.P. and HSA V. Harvest Partners, LP provides management services for HP V and HSA V. ISTM Associates V, L.L.C. (“ISTM”) is the managing member of Harvest Associates V, L.L.C. and HP Holding L.L.C. (“HP Holding”) is the general partner of Harvest Partners, LP. ISTM has four members who may be deemed to share beneficial ownership of the shares of our common stock owned by HP V and HSA V. The four members are Stephen Eisenstein, who is a member of our Board and a Partner of Harvest Partners, LP, Ira Kleinman, Thomas Arenz and Michael DeFlorio. Each of Messrs. Eisenstein, Kleinman, Arenz, DeFlorio and Wilkins disclaims beneficial ownership of the shares of common stock owned by HP V and HSA V. HP Holding has five members who may be deemed to share beneficial ownership of the shares of our common stock owned by HP V and HSA V. The five members are Messrs. Eisenstein, Kleinman, Arenz, DeFlorio and Jay Wilkins, a Partner of Harvest Partners, LP. The address of each of the entities and persons identified in this note is c/o Harvest Partners, LP, 280 Park Avenue, 26th Floor, New York, NY 10017. The selling stockholder has represented to us that it is not a broker-dealer or an affiliate of a broker-dealer.

UNDERWRITING

Barclays Capital Inc. is acting as the underwriter for this offering. Subject to the terms and conditions contained in an underwriting agreement among us, the selling stockholders and the underwriter, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, all of the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below.

The selling stockholders have granted the underwriter a 30-day option to purchase up to 300,000 additional shares of common stock at the public offering price, less the underwriting discount.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter has advised us and the selling stockholders that the underwriter proposes to offer the shares initially at the public offering price set forth on the cover page of this prospectus supplement. After the offering, the public offering price or any other term of the offering may be changed.

Fees

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $350,000.

No Sales of Similar Securities

We, our directors and certain of our key executives and certain of our stockholders (including the selling stockholders) have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale issuance, pledge, disposition or filing for 45 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter, subject to certain exceptions, including, with respect to certain stockholders, the entry into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act for the transfer of common stock that does not provide for the transfer of common stock during the 45-day period referred to above.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GNBC.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representations that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. It has received customary fees for these transactions and may in the future receive customary fees and commissions for future transactions.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within

Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for the prospectus supplement and accompanying prospectus. The shares to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) of the ownership and disposition of our common stock.

The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations and judicial and administrative authority, all of which are subject to change or differing interpretation, possibly with retroactive effect. State, local, estate and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, certain former citizens and former long-term residents of the United States, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a partnership or other “pass through” entity or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, a broker, dealer or trader in securities, commodities or currencies, a person holding our common stock as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction or an insurance company. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who purchase our common stock for cash and will hold our common stock as “capital assets” (generally, property held for investment). Each potential investor should consult its tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other pass-through entity) that is not a citizen or individual resident of the United States, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in a partnership holding our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.

Distributions

Distributions with respect to our common stock will generally be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of a holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Dispositions.”

Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions treated as dividends that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. A non-U.S. holder eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty and the specific manner of claiming the benefits of the treaty.

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such non-U.S. holder held our common stock and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other disposition occurs or (b) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the shorter of the two periods mentioned above.

We believe that we have not been and are not, and we do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

If gain or loss on the disposition of our common stock is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), such gain or loss will be recognized in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received for the common stock and (ii) the non-U.S. holder’s basis in the common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the common stock has been held for more than one year. Any such gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person, and in the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or a lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.

Foreign Account Tax Compliance Act

Certain rules may require withholding at a rate of 30% on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

LEGAL MATTERS

Certain legal matters, including the legality of the shares being offered herein, will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Bracewell LLP, Houston, Texas. Bracewell LLP represents us from time to time in connection with various matters unrelated to this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.greenbank.com). The information on our website is not incorporated by reference into this prospectus supplement.

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus supplement and the accompanying prospectus. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and the accompanying prospectus and any information filed by us with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 15, 2018;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2018;
•	our Current Reports on Form 8-K filed with the SEC on February 5, 2018 and April 26, 2018;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 10, 2018;
•	the description of our common stock contained in the registration statement on Form 8-A (File No. 001-36580) filed with the SEC on July 29, 2014 to register such securities under the Exchange Act. We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Green Bancorp, Inc.
4000 Greenbriar
Houston, Texas 77098
(713) 275-8220
Attention: Terry S. Earley

PROSPECTUS

$150,000,000
Common Stock
Preferred Stock
Debt Securities
Purchase Contracts
Purchase Units
Units
Warrants

Up to 15,017,690 Shares of Common Stock
Offered by the Selling Stockholders

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (1) shares of our common stock, par value $0.01 per share (2) shares of our preferred stock, par value $0.01 per share, (3) debt securities, which may be senior debt securities or subordinated debt securities, convertible or non-convertible, exchangeable or non-exchangeable, as well as secured or unsecured, (4) purchase contracts, (5) purchase units, (6) units, and (7) warrants to purchase common stock, preferred stock or debt securities.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

In addition, the selling stockholders named in this prospectus, or in any prospectus supplement, may offer and sell, from time to time, together or separately, up to an aggregate of 15,017,690 shares of our common stock, par value $0.01 per share. The registration of the shares of our common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders. We provide more information about the selling stockholders and how they may sell their shares of common stock in the sections entitled “Selling Stockholders” and “Plan of Distribution” herein.

We or the selling stockholders may offer and sell these securities to or through one or more underwriters, broker-dealers or agents, or directly to purchasers on a continuous or delayed basis. The names of any underwriters, broker-dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GNBC.” On January 11, 2018, the last reported sale price of our common stock on the Nasdaq Global Select Market was $23.10. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 2 of this prospectus and included in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $150,000,000. In addition, the selling stockholders may sell up to an aggregate of 15,017,690 shares of our common stock in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities or the selling stockholders sell shares of our common stock, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials, including the documents incorporated by reference, is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

Except where the context otherwise requires or where otherwise indicated, the terms “Company,” “we,” “us,” “our,” “our company” and “our business” refer to Green Bancorp, Inc. and our subsidiaries, including our banking subsidiary Green Bank, N.A., a national banking association.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.greenbank.com). The information on our website is not incorporated by reference into this prospectus.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 22, 2017 and Amendment No. 1 on Form 10-K/A, filed with the SEC on April 14, 2017 (together, the “2016 10-K”);
•	the information specifically incorporated by reference into our 2016 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2017;
•	our Current Reports on Form 8-K filed with the SEC on March 17, 2017, April 17, 2017 and May 25, 2017;
•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 10, 2017, for the quarterly period ended June 30, 2017 filed with the SEC on August 9, 2017 and for the quarterly period ended September 30, 2017 filed with the SEC on November 8, 2017; and
•	the description of our common stock contained in the registration statement on Form 8-A (File No. 001-36580) filed with the SEC on July 29, 2014 to register such securities under the Exchange Act.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Green Bancorp, Inc.
4000 Greenbriar
Houston, Texas 77098
(713) 275-8220
Attention: Terry S. Earley

FORWARD-LOOKING STATEMENTS

Statements and financial discussion and analysis contained in this prospectus, any accompanying prospectus supplements and the documents incorporated by reference, that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. You should understand that a number of important factors, including those described in our 2016 10-K and subsequent quarterly reports on Form 10-Q under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control. You should consider these factors in connection with considering any forward-looking statements that may be made by us. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

THE COMPANY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information,” including the documents incorporated by reference to the registration statement of which this prospectus forms a part.

We are a Texas focused bank holding company headquartered in Houston, Texas. Our wholly owned subsidiary, Green Bank, N.A., a nationally chartered commercial bank, provides commercial and private banking services primarily to Texas based customers through twenty-two full service branches in the Houston and Dallas MSAs and other markets. The Houston and Dallas MSAs are our target markets, and we believe their growing economies and attractive demographics, together with our scalable platform, provide us with opportunities for long term and sustainable growth. Our emphasis is on continuing to expand our existing business by executing on our proven business model as well as pursuing select strategic acquisitions and attracting additional talented bankers.

We are a Texas corporation that was incorporated on October 20, 2004. We began operations as a bank holding company on December 31, 2006 when we acquired Redstone Bank, a Houston community bank with two branches and $219.3 million in total assets. We were formed by our Chairman and Chief Executive Officer, Manny Mehos, who previously founded, led and sold Coastal Bancorp, Inc. after overseeing its growth from one branch and less than $11 million in assets in 1986 to 43 branches and $2.7 billion in assets in 2004, with the objective of building a commercially focused bank in attractive Texas metropolitan markets.

Our stock is traded on the Nasdaq Global Select Market under the symbol “GNBC.”

Our principal executive offices are located at 4000 Greenbriar, Houston, Texas 77098, and our telephone number is (713) 275-8220. Our website is www.greenbank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

RISK FACTORS

You should consider the specific risks described in our 2016 10-K, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Where You Can Find More Information.” Based on the information currently known to us, we believe that the information incorporated by reference in this prospectus identifies the most significant risk factors affecting us. Each of risks described in these documents could materially and adversely affect its business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect its business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges for the periods shown:

	Nine Months Ended September 30,	Years Ended December 31,
	2017	2016		2015	2014	2013	2012
Ratio of earnings to fixed charges:(1)
Excluding interest on deposits	10.24	0.53	(2)	21.54	38.82	23.13	13.53
Including interest on deposits	3.07	0.94	(3)	3.22	3.33	2.64	2.24
(1)	For the purpose of computing this ratio (i) earnings consist of income before provision for taxes plus fixed charges, (ii) fixed charges, excluding interest on deposits, include interest expense (other than on deposits), amortization of premiums on subordinated debentures and subordinated notes and the estimated portion of rental expense attributable to interest, and (iii) fixed charges, including interest on deposits, include all interest expense, amortization of premiums on subordinated debentures and subordinated notes and the estimated portion of rental expense attributable to interest. See Exhibit 12.1 for a calculation of the ratio of earnings to fixed charges.
(2)	Earnings were insufficient to cover fixed charges excluding deposits by approximately $1.4 million for the year ended December 31, 2016.
(3)	Earnings were insufficient to cover fixed charges including deposits by approximately $1.4 million for the year ended December 31, 2016.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of our common stock, preferred stock, debt securities, purchase contracts, purchase units, units and warrants. These summaries are not meant to be a complete description of each security. The particular terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of our capital stock and certain provisions of our certificate of formation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of formation and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

We are incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our certificate of formation and bylaws. The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code, and the common and constitutional law of Texas.

Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of January 11, 2018, we had 37,284,157 shares of our common stock outstanding held by 180 shareholders of record, and no shares of our preferred stock were outstanding. All of our shares outstanding at that date were fully paid and non-assessable.

Our Common Stock

We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.

Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that we may issue in the future, holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting with respect to the election of directors. Directors will be elected by a plurality of the votes cast.

Dividend Rights. Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights. On liquidation of the Company, the holders of the common stock are entitled to share pro rata in any distribution of the assets of the Company after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after the payment of all other indebtedness and liabilities of the Company.

Other. Our common stock has no preemptive, subscription or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of formation grants the board of directors the authority to issue up to 10,000,000 shares of preferred stock in series with such rights (including voting, dividends and conversion), preferences and designations as it deems necessary or advisable without any action by our shareholders. This is commonly referred to as “blank check” preferred stock, which is available to and utilized by many financial institutions to satisfy their continuing capital requirements. The preferred stock would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by our board of directors from time to time, including, but not limited to:

•	the distinctive designation of and the number of shares (up to the number of shares authorized) of any series of preferred stock;
•	the rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or non-cumulative;
•	whether the shares will be convertible into or exchangeable for shares of any other class of stock or any series of any class of stock and the terms and conditions of the conversion or exchange;
•	whether the shares will be subject to redemption, the redemption price or prices and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;
•	the rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;
•	the terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and
•	the voting powers, full or limited, if any, of the holders of the shares, which may include the right to vote more or less than one vote per share and to elect one or more directors if there has been a default in the payment of dividends or upon other conditions as the board of directors may fix.

All 10,000,000 shares of preferred stock would be available for issuance without further action by our shareholders, and we do not intend to seek shareholder approval prior to the issuance of any preferred stock, unless otherwise required by applicable laws, rules or regulations.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;
•	discourage an unsolicited proposal to acquire us; or
•	facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over our then market price.

Registration Rights

On June 30, 2010, we entered into a registration rights agreement with funds affiliated with Friedman Fleischer & Lowe, LLC, Harvest Partners, LP and Pine Brook Road Partners, LLC (the “Sponsor Funds”) in connection with their initial investment in us. Under the terms of this agreement, the Sponsor Funds or their transferees are entitled to certain rights with respect to the registration of the shares owned by them, which we refer to as the Registrable Securities, under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the registration rights agreement the Sponsor Funds, as holders of Registrable Securities, each have the right to demand on three occasions that we use our commercially reasonable best efforts to register their Registrable Securities and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, we may postpone the filing of such a registration statement for up to 90 days if our board of directors believes, in good faith, that the registration would require the premature disclosure of non-public information and that such disclosure would not be in our best interests. The Sponsor Fund that initially exercises its demand rights has the right to select a lead underwriter for the demand offering, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the Sponsor Funds are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing them to include their Registrable Securities in such registration, subject to certain marketing and other limitations. In addition, all expenses of such registrations, other than underwriting discounts and commissions incurred by any Sponsor Fund exercising its registration rights in connection with registrations, filings or qualifications, must be paid by us.

Business Combinations under Texas Law

A number of provisions of Texas law, our certificate of formation and bylaws could have an anti-takeover effect and make any potential acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors more difficult. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code (the “Texas Business Combination Law”), which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is a person that is, or was, during the prior three years, the beneficial owner of 20% or more of the corporation’s voting shares. The prohibition on certain transactions with an affiliated shareholder extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. The law’s prohibitions do not apply if:

•	the business combination or the acquisition of shares that caused the shareholder to qualify as an affiliated shareholder is approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or
•	the business combination is approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or any of its affiliates or associates, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As we currently have more than 100 shareholders of record, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•	the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, which is approved by the affirmative vote of the holders, other than an affiliated shareholder and its affiliates and associates, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;
•	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as practicable, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;
•	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•	a business combination of an issuing public corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Our certificate of formation expressly provides that we will be subject to Section 21.606 (Three-Year Moratorium on Certain Business Combinations) of the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving our Company, even if such a merger or combination would be beneficial to our shareholders.

Action by Consent

Under Texas law, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the certificate of formation specifically allows action to be taken by a written consent of the shareholders holding the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though such consent is not signed by all of the corporation’s shareholders. Our certificate of formation prohibits shareholder action by less than unanimous written consent.

Listing

Our common stock is listed on Nasdaq Global Select Market under the trading symbol “GNBC.”

Transfer Agent and Registrar

The Transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be senior or subordinated, and which may be convertible or non-convertible, exchangeable or non-exchangeable. We may issue debt securities in one or more series.

As of January 11, 2018, approximately $35,000,000 aggregate principal amount of subordinated debt securities was outstanding under an indenture between Green Bancorp, Inc. and Wilmington Trust, National Association, as trustee, dated as of December 8, 2016 and no senior debt securities were outstanding.

The following description briefly sets forth certain general terms and provisions of the debt securities that we may offer and sell from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture, any related securities documents and those made a part of the applicable indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;
•	whether the debt securities will be senior or subordinated;
•	whether the debt securities will be secured or unsecured;
•	whether the debt securities are convertible or exchangeable into other securities;
•	the percentage or percentages of principal amount at which such debt securities will be issued;
•	the interest rate(s) or the method for determining the interest rate(s);
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
•	the maturity date;
•	redemption or early repayment provisions;
•	authorized denominations;
•	form;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;
•	the identity of the depositary for global securities;
•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;
•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;
•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;
•	any applicable subordination provisions for any subordinated debt securities;
•	any restriction or condition on the transferability of the debt securities;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;
•	the securities exchange(s) on which the securities will be listed, if any;
•	whether any underwriter(s) will act as market maker(s) for the securities;
•	the extent to which a secondary market for the securities is expected to develop;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	provisions relating to covenant defeasance and legal defeasance;
•	provisions relating to satisfaction and discharge of the indenture;
•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and
•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Merger, Consolidation or Sale of Assets

Unless we inform you otherwise in the applicable prospectus supplement, the indenture provides that we will not consolidate with or merge into, or sell, convey, transfer or lease all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any entity, and we may not permit any other entity to merge into us, unless:

•	we are the continuing entity or the successor, transferee or lessee entity (if other than us), is organized and existing under the laws of the United States or any State thereof or of the District of Columbia and expressly assumes, by a supplemental indenture, our obligations on the debt securities and under such indenture;
•	immediately after giving effect to such consolidation, merger, sale, conveyance, transfer or lease, we or the successor, transferee or lessee entity (if other than us) would not be in default in the performance of any covenant or condition of the indenture; and
•	other conditions specified in the indenture are satisfied.

If we consolidate with or merge into any other entity, or any sale, conveyance, transfer or lease of all or substantially all of the assets of us and our subsidiaries, taken as a whole, occurs, the successor entity will be substituted as obligor under the indenture and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indenture and the debt securities and may thereupon be dissolved and liquidated.

Events of Default

In addition to any event of default or a clause in any event of default described in the prospectus supplement applicable to that series, we anticipate that an event of default will include the following events:

•	default in the payment when due of any interest on any debt securities of that series, and continuance of such default for a period of 30 days;
•	default in the payment when due of principal (and premium, if any) of any debt security of that series;
•	default in the deposit when due of any sinking fund payment in respect of any debt security of that series, and continuance of such default for a period of 30 days;
•	failure to perform any covenants or satisfy any conditions in the indenture that applies to such series, which default continues for a period of 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;
•	certain events of bankruptcy, insolvency or reorganization involving us; and
•	any other event of default applicable to a particular series of debt securities and described in the applicable prospectus supplement.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indentures.

Unless otherwise specified in the applicable prospectus supplement, if an event of default with respect to any outstanding debt securities occurs and is continuing, then the trustee or the holders of 30.0% in aggregate principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), accelerate the payment of the principal (or, if the debt securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. Unless otherwise specified in the applicable prospectus supplement, such acceleration is automatic (without any notice required) in the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization. At any time after acceleration with respect to debt securities of any series, but before the trustee has obtained a court judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, by written notice to us and the trustee, rescind and annul the acceleration under certain circumstances.

The indenture provides that the trustee will be under no obligation to exercise any rights or powers under such indenture at the request of any holder of outstanding debt securities unless one or more of the holders have offered the trustee security or indemnity. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series shall have any right to institute any action, suit or proceeding at law or in equity for the execution of any trust under the indenture or for the appointment of a receiver or for any other remedy under the indenture, in each case with respect to an event of default with respect to such series of debt securities, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;
•	the holders of not less than 30.0% in aggregate principal amount of the outstanding debt securities of that series shall have made written request to the trustee to take action in respect of the matter complained of;
•	such holder or holders have offered to the trustee security and indemnity reasonably satisfactory to it against the costs, expenses, and liabilities to be incurred in complying with such request; and
•	the trustee for 60 days after its receipt of such notice, request, and offer of security and indemnity has failed to institute any such action, suit or proceeding.

Notwithstanding the foregoing, the holder of any debt security of a series will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on that debt security of such series on or after the due dates expressed in that debt security of such series and to institute suit for the enforcement of payment thereof.

The holders of a majority in aggregate principal amount of any series of debt securities outstanding may, in certain cases, waive any default and its consequences except a default in the payment of interest or any premium on or the principal of the debt securities of such series and except as to a covenant or condition which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Unless otherwise specified in the applicable prospectus supplement, if we deposit irrevocably with the trustee sufficient money or U.S. government obligations, or both, to pay the principal of, and premium, if any, and interest on, the notes on the scheduled due dates therefor, upon the satisfaction of certain conditions set forth in the indenture, we may, at our option, elect to (a) defease and be discharged from most of our obligations with respect to any outstanding series of debt securities, or (b) be released from our obligations under certain covenants under the indenture.

Satisfaction and Discharge

Unless otherwise specified in the applicable prospectus supplement, we may discharge our obligations under the indenture and the debt securities of a series (except for certain surviving rights of the trustee and our obligations in connection therewith) if either: (a) all outstanding debt securities of that series (i) have been delivered for cancellation, or all securities of such series not theretofore delivered for cancellation (ii) (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) if redeemable at the option of us are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee (and in the case of clauses (1), (2) and (3), we have irrevocably deposited with the trustee an amount sufficient to pay and discharge the principal of and premium, if any, and interest on all outstanding debt securities of such series due on the stated maturity date or redemption date, as the case may be); and (b) we have delivered an officers’ certificate and legal opinion, each stating that all conditions precedent provided for relating to the satisfaction and discharge have been complied with.

Amendments to the Indenture

Unless otherwise specified in the applicable prospectus supplement, the indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for any of the following purposes:

•	to add to the covenants and agreements of us, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add events of default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and events of default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and events of default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power therein conferred upon us;
•	to delete or modify any events of default with respect to any series of the debt securities, the form and terms of which are being first established pursuant to such supplemental indenture as permitted under the indenture (and, if any such event of default is applicable to fewer than all such series of the debt securities, specifying the series to which such event of default is applicable), and to specify the rights and remedies of the trustee and the holders of such debt securities in connection therewith;
•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;
•	to evidence the succession of another entity to us, or successive successions, and the assumption by such successor of the covenants and obligations of us contained in the debt securities of one or more series and in the indenture or any supplemental indenture;
•	to evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts thereunder by more than one trustee;
•	to secure any series of debt securities;
•	to evidence any changes to the indenture provisions concerning trustee resignation and removal, appointment of a successor trustee or successor trustee by merger, as permitted by the terms thereof;
•	to cure any ambiguity or inconsistency or to correct or supplement any provision contained in the indenture or in any indenture supplemental thereto or to conform the terms of the indenture to the description of the terms of such debt securities in the applicable offering memorandum, prospectus supplement or other offering document;
•	to add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;
•	to add guarantors or co-obligors with respect to any series of debt securities or to release guarantors from their guarantees of debt securities in accordance with the terms of the applicable series of debt securities;
•	to make any change in any series of debt securities that does not adversely affect in any material respect the rights of the holders of such debt securities in our determination;
•	to provide for uncertificated securities in addition to certificated securities;
•	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect;

•	to prohibit the authentication and delivery of additional series of debt securities; or
•	to establish the form and terms of debt securities of any series as permitted under the indenture, or to authorize the issuance of additional debt securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as set forth in the indenture, or other conditions, limitations or restrictions thereafter to be observed.

Unless otherwise specified in the applicable prospectus supplement, the indenture also provides that we and the trustee may, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, add any provisions to, or change in any manner, eliminate any provisions of, the indenture or modify in any manner the rights of the holders of the debt securities of such series to be affected. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the maturity of the principal of, or any installment of interest on, any debt security, or reduce the principal amount thereof or the interest thereon or any premium payable thereon, or change the place of payment where, or the coin or currency in which, the principal of and premium, if any, or interest on such debt security is denominated or payable (other than the provisions relating to repurchase of the debt securities at the option of holders), or reduce the amount of the principal of a discounted security that would be due and payable upon acceleration of the maturity under the indenture, or impair the right to institute suit for the enforcement of any payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);
•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the indenture or certain defaults and their consequences thereof under the indenture;
•	modify any of the provisions of the indenture governing supplemental indentures with the consent of the holders of debt securities, waiver of past defaults or waiver of compliance with certain provisions of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby; or
•	modify the trustee’s rights, duties or immunities without its written consent.

No Personal Liability

The indenture provides that none of our incorporators, stockholders, employees, officers, directors or agents, as such, past, present or future, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based thereon or otherwise in respect thereof or of the indebtedness represented thereby. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release will be part of the consideration for the issue of any debt securities.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of common stock, preferred stock, debt securities or other securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any purchase contracts or purchase units we may offer will contain the specific terms of the purchase contracts or purchase units. These terms may include the following:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock , debt securities or other securities, and the nature and amount of each of those securities, or method of determining those amounts;
•	whether the purchase contracts are to be prepaid or not;
•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;
•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;
•	whether the purchase contracts will be issued in fully registered global form; and
•	any other terms of the contracts, which may amend any of the terms described herein.

The description in the applicable prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information” beginning on page iii of this prospectus. We urge you to read the applicable purchase contract or applicable purchase unit and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue, in one or more series, units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	the terms of the unit agreement governing the units;
•	United States federal income tax considerations relevant to the units; and
•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the maximum or minimum number of warrants that may be exercised at any time;
•	information with respect to book-entry procedures, if any; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information” beginning on page iii of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

SELLING STOCKHOLDERS

The table below, including the footnotes, lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders based in part on information provided to the Company by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, as of January 11, 2018. The shares owned by the Sponsor Funds set forth in the table below were acquired by the Sponsor Funds in connection with the Investment Agreements, dated as of April 9, 2010 and June 26, 2012, respectively, by and among the Company and each Sponsor Fund. Each of the Sponsor Funds has demand and piggyback registration rights with respect to the registerable securities owned by them, and the right to nominate individuals for election to our board of directors.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, the Company cannot assure you as to the actual number of shares that will be sold by the selling stockholders. The percentage of shares owned after the offering are based on 37,284,157 shares of the Company’s common stock outstanding as of January 11, 2018, which includes the outstanding shares of common stock offered by this prospectus, plus any options that are currently exercisable or will become exercisable within 60 days of January 11, 2018.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned After Offering (assuming the sale of all shares that may be sold hereunder)
Name of Selling Stockholder			Number	Percent
Stephen Eisenstein(2)	5,005,895	5,005,895	0	0%
Investment funds affiliated with Friedman Fleischer & Lowe, LLC(3)	5,005,898	5,005,898	0	0%
Investment funds affiliated with Harvest Partners, LP(2)	5,005,895	5,005,895	0	0%
Investment funds affiliated with Pine Brook Road Partners, LLC(4)	5,005,897	5,005,897	0	0%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.
(2)	Consists of 4,959,770 shares of common stock held by Harvest Partners V, L.P. (“HP V”) and 46,125 shares of common stock held by Harvest Strategic Associates V, L.P. (“HSA V”) (collectively, the “Harvest Funds”). Harvest Associates V, L.P. is the general partner of HP V. Harvest Associates V, L.L.C. is the general partner of Harvest Associates V, L.P. and HSA V. Harvest Partners, LP provides management services for HP V and HSA V. ISTM Associates, L.L.C. (“ISTM”) is the managing member of Harvest Associates V, L.L.C. and the general partner of Harvest Partners, LP. ISTM has four members who may be deemed to share beneficial ownership of the shares of our common stock owned by HP V and HSA V. The four members are Stephen Eisenstein, who is a member of our Board and a Senior Managing Director of Harvest Partners, LP, Ira Kleinman, Thomas Arenz and Michael DeFlorio. Each of Messrs. Eisenstein, Kleinman, Arenz and DeFlorio disclaims beneficial ownership of the shares of common stock owned by HP V and HSA V. The address of each of the entities and persons identified in this note is c/o Harvest Partners, LP, 280 Park Avenue, 25th Floor, New York, NY, 10017. The selling stockholder has represented to us that it is not a broker-dealer or an affiliate of a broker-dealer.
(3)	Consists of 2,938,823 shares of common stock held by Friedman Fleischer & Lowe Capital Partners III, L.P., 1,947,511 shares of common stock held by Friedman Fleischer & Lowe Parallel Fund III, L.P., 62,256 shares of common stock held by FFL Individual Partners III, L.P. and 57,308 shares of common stock held by FFL Executive Partners III, L.P. (collectively, the “FFL Funds”). The FFL Funds are controlled by Friedman Fleischer & Lowe GP III, L.P., their general partner, which is controlled by Friedman Fleischer & Lowe GP III, LLC, its general partner. Friedman Fleischer & Lowe GP III, LLC is controlled by Tully M. Friedman and Spencer C. Fleischer, its two managing members. Accordingly, Friedman Fleischer & Lowe GP III, L.P., Friedman Fleischer & Lowe GP III, LLC and Messrs. Friedman and Fleischer (the “FFL Related Parties”) may be deemed to beneficially own the shares owned by the FFL Funds. Each FFL Related Party expressly disclaims beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such FFL Related Party does not have a pecuniary interest. Investment, disposition and voting decisions with respect to shares held by each of the FFL Funds are made by an investment committee of certain limited partners of Friedman Fleischer & Lowe GP III, L.P., currently consisting of seven individuals (the “Investment Committee”), including Tully Friedman, Spencer Fleischer, Chris Harris, Greg Long, Rajat Duggal, Aaron Money, and Cas Schneller. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such members do not have a pecuniary interest. The address of each of the entities and persons identified in this note is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, Ste. 2200, San Francisco, CA 94111. The selling stockholder has represented to us that it is not a broker-dealer or an affiliate of a broker-dealer.

(4)	Consists of 4,016,353 shares of common stock held by Pine Brook Capital Partners, L.P., 709,047 shares of common stock held by Pine Brook Capital Partners (SSP), L.P., and 280,497 shares of common stock held by Green PB 4, LLC (collectively, the “Pine Brook Funds”). Pine Brook Capital Partners (Cayman), L.P. is the sole member of Green PB 4 LLC. Pine Brook Road Associates, L.P. is the general partner of Pine Brook Capital Partners, L.P., Pine Brook Capital Partners (SSP), L.P. and Pine Brook Capital Partners (Cayman), L.P. PBRA, LLC controls Pine Brook Road Associates, L.P. in its capacity as General Partner. Howard Newman is the sole member of PBRA LLC, and has investment and voting control over the shares held or controlled by the Pine Brook Funds. Howard Newman, PBRA, LLC, Pine Brook Road Associates, L.P. and Pine Brook Capital Partners, L.P. each disclaims beneficial ownership of the securities reported herein, except to the extent of its pecuniary interest therein, if any. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934, the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all of the reported securities by any reporting person for purposes of Section 16 or for any other purpose. The address of each of the entities identified in this note is c/o Pine Brook Road Partners, LLC, 60 East 42nd street, 50th Floor, New York, NY 10165. The selling stockholder has represented to us that it is not a broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers; or
•	through a combination of any of these methods.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

We are also registering the shares of common stock covered by this prospectus for the selling stockholders. The common stock may be sold from time to time by the selling stockholders. Such sales may be made in the over-the-counter market at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by such persons. Pursuant to the registration rights agreement, we will pay all expenses incurred in connection with any registration initiated thereunder by the Sponsor Funds, other than underwriting discounts and commissions.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders may sell the common stock, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we or a selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us or the selling stockholders, as applicable, to close out its short positions;
•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;
•	enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or
•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

The selling stockholders may also sell shares under any available exemption to the registration requirements of the Securities Act, including but not limited to Rule 144 under the Securities Act, rather than under this prospectus.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	specific information about each selling stockholder, as applicable;
•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholder will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholder receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholder, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the Nasdaq Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrant on any securities exchange; any such listing with respect to any particular debt securities, preferred stock or warrant will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Green Bancorp, Inc.’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

2,000,000 Shares

Green Bancorp, Inc.

Common Sock

PROSPECTUS SUPPLEMENT

Barclays

The date of this prospectus supplement is May 23, 2018.